Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Westlake Chemical Partners LP of (i) our report dated April 29, 2014 relating to the combined carve-out financial statements of Westlake Chemical Partners LP Predecessor as of December 31, 2013 and 2012 and for the three years in the period ended December 31, 2013, and (ii) our report dated April 29, 2014 relating to the balance sheet of Westlake Chemical Partners LP as of March 14, 2014, both of which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 29, 2014